Exhibit 99.1

COX COMMUNICATIONS, INC.

(A Wholly-Owned Subsidiary of Cox Enterprises, Inc.)

COX COMMUNICATIONS, INC.

(A Wholly-Owned Subsidiary of Cox Enterprises, Inc.)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
(in millions)	2026	2025
ASSETS
Cash and cash equivalents	$79	$64
Accounts receivable — net of allowance of $58 and $38, respectively	633	657
Amounts due from Cox Enterprises, Inc.	4,632	4,025
Prepaid expenses and other current assets	350	352
Total current assets	5,694	5,098
Property and equipment — net	12,504	12,603
Goodwill	1,260	1,260
Intangible assets — net	11,357	11,374
Other noncurrent assets	417	394
TOTAL ASSETS	$31,232	$30,729

LIABILITIES AND EQUITY
Accounts payable	$518	$497
Accrued labor and benefits	401	482
Accrued programming costs	161	180
Accrued expenses and other current liabilities	791	790
Current portion of long-term debt	1,038	1,038
Total current liabilities	2,909	2,987
Long-term debt	11,457	11,474
Deferred income taxes	4,542	4,446
Other noncurrent liabilities	466	873
Total liabilities	19,374	19,780
EQUITY
Common stock, $1.00 par value; 1,000 shares authorized and 100 shares issued and outstanding	—	—
Additional paid-in capital	4,575	4,540
Retained earnings	7,283	6,409
Total equity	11,858	10,949
TOTAL LIABILITIES AND EQUITY	$31,232	$30,729

See notes to Condensed Consolidated Financial Statements.

COX COMMUNICATIONS, INC.

(A Wholly-Owned Subsidiary of Cox Enterprises, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2026	2025	2026	2025
REVENUES	$3,008	$3,140	$6,067	$6,323

OPERATING EXPENSES:
Operating costs and expenses (a)	1,821	1,880	3,561	3,802
Depreciation and amortization	523	551	1,061	1,095
Other — net	93	71	139	56
Total operating expenses	2,437	2,502	4,761	4,953
OPERATING INCOME	571	638	1,306	1,370

NON-OPERATING EXPENSES:
Interest expense — net	(109)	(111)	(220)	(219)
Investments expense — net	(3)	(14)	(2)	(55)
Miscellaneous income — net	16	7	31	14
Total non-operating expenses	(96)	(118)	(191)	(260)

INCOME BEFORE INCOME TAXES	475	520	1,115	1,110
INCOME TAX EXPENSE	(103)	(105)	(241)	(234)
NET INCOME	$372	$415	$874	$876

(a) See Note 8 — Transactions with Affiliated Companies for impacts associated with related parties.

See notes to Condensed Consolidated Financial Statements.

COX COMMUNICATIONS, INC.

(A Wholly-Owned Subsidiary of Cox Enterprises, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
(in millions)	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$874	$876
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,061	1,095
Deferred income taxes	4	(24)
Investments expense — net	2	55
Provision for credit losses	40	40
Restructuring and other	33	(169)
Changes in certain assets and liabilities:
Increase in accounts receivable	(16)	(38)
Increase in prepaid expenses and other assets	(8)	—
Increase (decrease) in accounts payable	20	(32)
Decrease in accrued expenses and other liabilities	(418)	(177)
Other — net	16	(22)
Net cash provided by operating activities	1,608	1,604

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(963)	(1,136)
(Increase) decrease in amounts due from Cox Enterprises, Inc.	(607)	366
Other — net	4	30
Net cash used in investing activities	(1,566)	(740)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	(20)	(867)
Other — net	(7)	(11)
Net cash used in financing activities	(27)	(878)

NET CHANGE IN CASH AND CASH EQUIVALENTS	15	(14)

CASH AND CASH EQUIVALENTS — Beginning of period	64	97

CASH AND CASH EQUIVALENTS — End of period	$79	$83

See notes to Condensed Consolidated Financial Statements.

COX COMMUNICATIONS, INC.

(A Wholly-Owned Subsidiary of Cox Enterprises, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

(in millions)	Common Stock	Additional Paid- In Capital	Retained Earnings	Total
BALANCE — January 1, 2026	$—	$4,540	$6,409	$10,949
Net income	—	—	502	502
Contribution to capital from Cox Enterprises, Inc.	—	28	—	28
BALANCE — March 31, 2026	—	4,568	6,911	11,479
Net income	—	—	372	372
Contribution to capital from Cox Enterprises, Inc.	—	7	—	7
BALANCE — June 30, 2026	$—	$4,575	$7,283	$11,858

(in millions)	Common Stock	Additional Paid- In Capital	Retained Earnings	Total
BALANCE — January 1, 2025	$—	$4,429	$10,057	$14,486
Net income	—	—	461	461
BALANCE — March 31, 2025	—	4,429	10,518	14,947
Net income	—	—	415	415
BALANCE — June 30, 2025	$—	$4,429	$10,933	$15,362

See notes to Condensed Consolidated Financial Statements.

COX COMMUNICATIONS, INC.

(A Wholly-Owned Subsidiary of Cox Enterprises, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.            DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND OTHER ITEMS

Cox Communications, Inc. (together with its consolidated subsidiaries, "Cox" or "the Company"), a wholly-owned subsidiary of Cox Enterprises, Inc. ("CEI"), is committed to creating meaningful moments of human connection through technology. As the largest private broadband company in the United States, Cox operates fiber-powered networks in more than 30 states, providing connections and advanced managed IT and cloud services for homes and businesses. Cox Mobile, Cox’s mobile phone service, is available across markets nationwide. The commercial division of Cox, Cox Business, provides a broad commercial solutions portfolio, including advanced managed IT and cloud services and fiber-based network solutions that support connected environments, unique hospitality experiences and diverse applications.

Basis of Presentation

The accompanying unaudited interim Condensed Consolidated Financial Statements of Cox have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnote disclosures required by GAAP for complete consolidated financial statements. In the opinion of management, the unaudited interim Condensed Consolidated Financial Statements include all adjustments, of a normal recurring nature, necessary for a fair presentation of the condensed consolidated results of operations, financial position and cash flows for the interim periods presented. All intercompany transactions and account balances have been eliminated in consolidation. Cox has included the results of operations of acquired companies from the date of acquisition. These unaudited interim Condensed Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements and notes therein as of and for the year ended December 31, 2025. Results of operations for interim periods are not necessarily indicative of results that might be expected for future interim periods or for the full year ending December 31, 2026.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Condensed Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are evaluated based on available information and experience, as well as other assumptions Cox believes reasonable under the circumstances. Actual results could differ from those estimates.

Revenue Recognition

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2026	2025	2026	2025
Residential
Data	$1,350	$1,438	$2,737	$2,916
Video	563	610	1,150	1,230
Telephony	41	50	81	103
Other (a)	136	137	270	275
Total residential	2,090	2,235	4,238	4,524

Commercial	853	852	1,714	1,695
Advertising	65	53	115	104
Total revenues	$3,008	$3,140	$6,067	$6,323

(a)	Other residential revenues includes franchise, regulatory, and customer late fees, service protection fees, Cox Mobile and other miscellaneous revenues.

Operating Costs and Expenses

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2026	2025	2026	2025
Programming costs	$434	$472	$875	$975
Other costs of revenue	285	282	557	566
Field and technology operations	251	250	481	506
Customer operations	53	53	103	105
Sales and marketing	250	278	502	545
General and administrative	548	545	1,043	1,105
Total operating costs and expenses	$1,821	$1,880	$3,561	$3,802

Subsequent Events

Cox has evaluated events that occurred subsequent to June 30, 2026 for potential recognition and disclosure. Any applicable subsequent events have been evaluated through July 31, 2026, the date of issuance of the unaudited Condensed Consolidated Financial Statements.

2.            DIVESTITURE

Pending Disposition of Cox — In May 2025, Charter Communications, Inc. (“Charter”) and Charter Communications Holdings, LLC (“Charter Holdings”) entered into a transaction agreement with CEI. Pursuant to the transaction agreement, at the closing of the transactions, (i) CEI will sell and transfer to Charter 100% of the equity interests of certain subsidiaries of Cox that conduct Cox’s commercial fiber and managed IT and cloud services businesses, (ii) CEI will contribute the equity interests of Cox and certain other assets (other than certain excluded assets) primarily relating to Cox’s residential cable business to Charter Holdings, and (iii) CEI will pay $1.00 to Charter. The combined entity will also assume Cox’s approximately $12.4 billion in outstanding net debt and finance leases.

On July 31, 2025, Charter’s shareholders approved the transaction agreement.

3.            SUPPLEMENTAL CASH FLOW INFORMATION

	Six Months Ended June 30,
(in millions)	2026	2025
Significant noncash transactions:
Contribution to capital from Cox Enterprises, Inc.	$35	$—
Property and equipment acquired under finance leases and other financing arrangements	—	153

Supplemental cash flow information:
Cash paid for interest	$300	$318
Cash paid for income taxes(a)	237	262

(a)	The amounts disclosed as income taxes paid include both cash tax payments made directly to taxing authorities and payments made by Cox to its parent in settlement of its share of consolidated income tax obligations.

4.            RESTRUCTURING

In 2024, Cox announced a new organizational structure, which allocated needed resources to growth areas of the business. As a result, certain restructuring initiatives were implemented, which included severance costs.

The following represents the changes in the balances of the restructuring-related liabilities, which are reflected within accrued labor and benefits in the Condensed Consolidated Balance Sheets as of June 30, 2026 and December 31, 2025.

(in millions)	June 30, 2026	December 31, 2025
Balance at beginning of period	$4	$180
Expense(a)	—	—
Payments	(2)	(176)
Balance at end of period	$2	$4

(a)	Restructuring-related charges were recorded to other — net on the Condensed Consolidated Statements of Operations.

5.            DEBT

	June 30, 2026		December 31, 2025
(in millions)	Carrying Value	Fair Value	Carrying Value	Fair Value
Notes and debentures (a)	$11,849	$10,424	$11,849	$10,631
Finance lease obligations (b)(c)	717		737
Less unamortized discounts, premiums and issuance costs	(71)		(74)
Total debt	12,495		12,512
Less current maturities (b)	1,038		1,038
Total long-term debt	$11,457		$11,474

(a) Require semi-annual cash interest payments based on their issuance dates.

(b) Current portion of finance lease obligations totaled $38 million as of June 30, 2026 and December 31, 2025, respectively.

(c) Cox leases certain office facilities, cable transmission and distribution facilities and automobiles under finance leases.

Guarantee Agreements

Cox is a party to an amended and restated credit agreement among Cox and CEI, as borrowers, and JP Morgan Chase Bank, N.A., as administrative agent, and certain other lenders and agents (the “Credit Facility”). CEI designated Cox as a restricted subsidiary under the Credit Facility. At the same time, Cox provided an unconditional guarantee of CEI’s obligations under the Credit Facility and CEI also provided an unconditional guarantee of Cox's obligations under the Credit Facility, which will be automatically released upon the release of Cox's guarantee of CEI's obligations under the Credit Facility. Cox will also guarantee CEI’s obligations under CEI’s commercial paper program. As of June 30, 2026 and December 31, 2025, CEI had no outstanding obligations under the Credit Facility and $125 million and no outstanding commercial paper subject to Cox’s guarantee, respectively.

In addition, Cox and CEI provide unconditional cross-guarantees of the other’s obligations under each company’s respective outstanding notes (except for Cox's 6.53% debentures due 2028, of which no material amounts are outstanding). CEI and Cox may release their obligations under the cross-guarantee simultaneously with the other party’s release or in other customary circumstances. As of June 30, 2026 and December 31, 2025, CEI had $175 million of outstanding notes subject to Cox's guarantee.

6.            COMMITMENTS AND CONTINGENCIES

At the time of divesting an ownership interest in an entity, Cox sometimes agrees to indemnify the buyer for certain liability risks. Cox believes that any liability to the Company that may arise as a result of such indemnification agreements will not have a material adverse effect on the company taken as a whole.

Legal Proceedings

Sony Music et al. — In July 2018, Sony Music Entertainment Inc., Warner Bros. Records Inc., Universal Music Corp. and several other music publishers and recording companies filed a copyright infringement lawsuit against Cox. The plaintiffs alleged that Cox’s handling of Digital Millennium Copyright Act notices resulted in willful copyright infringement with respect to thousands of songs. Plaintiffs sought monetary damages.

In December 2019, a jury returned a verdict of $1.0 billion against Cox, with a finding of contributory infringement, vicarious infringement and willfulness. Following various post-trial motions, Cox appealed to the United States Court of Appeals for the Fourth Circuit. In addition to the merits appeal, Cox filed two Rule 60 motions in the trial court seeking relief from the verdict; those Rule 60 motions were heard and denied by the trial court in March 2022. Cox appealed the Rule 60 rulings to the Fourth Circuit, which held the Rule 60 appeal in abeyance until after the merits appeal. In February 2024, the Fourth Circuit affirmed the jury's finding of willful contributory infringement but reversed the jury's finding of vicarious liability and vacated the $1.0 billion judgment against Cox. Both parties' petitions for a rehearing en banc were denied by the Fourth Circuit. Cox also filed motions in the Fourth Circuit seeking partial appellate costs and an update regarding the Rule 60 appeal. Briefing concluded in the Rule 60 appeal in September 2024. Cox filed an unopposed motion to release the appeal bond, which was granted in May 2024. Cox’s motion for costs on the judgment bond was denied in August 2024. The trial proceeding was stayed by the Fourth Circuit until the resolution of the Rule 60 appeal. In November 2024, in response to writs of certiorari filed by both parties, the United States Supreme Court called for the view of the United States Solicitor General. In May 2025, the United States Solicitor General submitted its brief amicus curiae recommending that Cox’s writ of certiorari be granted and Sony’s writ of certiorari be denied. In June 2025, the United States Supreme Court granted Cox’s writ of certiorari and denied Sony’s writ of certiorari. Cox’s opening brief was filed in August 2025. Oral argument was held in December 2025. In March 2026, the United States Supreme Court reversed the Fourth Circuit's judgment, holding that as a matter of law, Cox’s conduct did not meet the standard for contributory copyright infringement.

As a result of the Supreme Court’s decision, in May 2026, the Fourth Circuit issued judgment in Cox’s favor on the merits appeal. In June 2026, the Fourth Circuit dismissed as moot Rule 60(b) appeal and the district court entered final judgment in favor of Cox and against Plaintiffs. This matter is now concluded.

TQ Delta — In July 2015, TQ Delta filed an action against Cox alleging patent infringement of eight patents related to the Multimedia over Coax Alliance standard, parts of which are alleged to be implemented in Whole Home DVR. The plaintiff voluntarily dropped two patents in response to the court’s requirement that the number of claims be reduced. Inter Partes Reviews ("IPRs") were filed against the remaining six patents. The Patent Trial and Appeal Board invalidated four of the patents during the IPR proceeding, but two patents survived on appeal to the United States Court of Appeal for the Federal Circuit. The parties have engaged in expert discovery and are awaiting rulings on claim construction and summary judgment. Trial is scheduled for October 2027. The outcome of this matter cannot be predicted at this time.

Entropic — In February 2023, Entropic Communications filed two separate actions against Cox alleging patent infringement. The first case was brought with twelve patents and was related to the Multimedia over Coax Alliance standard. The second case was brought with ten patents with allegations related to the DOCSIS ("Data Over Cable Service Interface Speculation") and DOCSIS adjacent technologies. Through patent challenges brought both with the Court and the Patent Trial and Appeals Board ("PTAB"), sixteen patents were effectively invalidated. Entropic is in the process of appealing the rulings of invalidity issued by the U.S. Patent Office to the Federal Circuit. There has been no activity in these cases beyond Claim Construction hearings and no schedule has been set in either case. The outcome of this matter cannot be predicted at this time.

Other Patent Matters — Cox is a defendant or co-defendant in several lawsuits involving alleged infringement of various patents relating to various aspects of its businesses. In the event that a court ultimately determines that Cox infringes on any intellectual property rights, Cox may be subject to substantial damages and/or an injunction that could require Cox or its vendors to modify certain products and services Cox offers to its subscribers, as well as negotiate royalty or license agreements with respect to the patents at issue. While Cox intends to vigorously defend the actions, no assurance can be given that any adverse outcome would not be material to Cox's Condensed Consolidated Financial Statements. Cox cannot predict the outcome of any of these matters nor can it reasonably estimate a range of possible loss at this time.

Other Legal Proceedings — Cox and its subsidiaries are parties to various other legal proceedings that are ordinary and incidental to their businesses.

7.            FAIR VALUE MEASUREMENTS

Cox measures certain financial assets and liabilities at fair value on a recurring basis and also measures certain nonfinancial assets at fair value on a nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability as defined in the below fair value hierarchy:

Level 1 — Observable inputs such as quoted prices in active markets;

Level 2 — Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3 — Unobservable inputs in which there is little or no market data, which require an entity to develop its own assumptions.

Recurring Fair Value Measurements

Cash Equivalents — Cox's cash equivalents are measured at fair value on a recurring basis and generally consist of money market funds, time deposits and commercial paper. The fair values of Cox's cash equivalents fall within Level 1 of the fair value hierarchy and are based on a market approach using quoted prices and other relevant information generated by market transactions involving identical or comparable assets.

Debt — Cox's notes and debentures as of June 30, 2026 and December 31, 2025 are based on inputs other than quoted prices in active markets, that are observable either directly or indirectly and are classified within Level 2.

Other Financial Instruments — The carrying amounts of the Cox’s accounts receivable, accounts payable and other current assets and liabilities approximate fair value due to their short-term maturities and/or nature of these instruments.

Non-Recurring Fair Value Measurements

Cox's nonfinancial assets (such as property and equipment, goodwill and intangible assets), equity method investments and nonmarketable equity securities are not measured at fair value on a recurring basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence that an impairment may exist. Inputs used in these fair value measurements are often unobservable and may require judgment, which could affect the ascribed fair values.

8.            TRANSACTIONS WITH AFFILIATED COMPANIES

For all periods presented in the Condensed Consolidated Financial Statements, related party transactions and activities between Cox, CEI and other CEI subsidiaries may not have been consummated on terms equivalent to those that would prevail in an arm’s-length transaction where conditions of competitive, free-market dealing may exist.

Allocated Expenses from CEI

Allocated expenses as shown in the table below are directly calculated or based on CEI's estimate of services provided to Cox in relation to those provided to other CEI subsidiaries. Cox believes that these allocations were made on a reasonable basis. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had Cox contracted directly with third parties.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2026	2025	2026	2025
Employee Benefit Plans
Healthcare and other employee benefits	$67	$63	$135	$127
Qualified and nonqualified pension (a)	14	19	27	37
401(k) Plan	20	20	39	39
Postemployment and postretirement benefits (a)	5	6	9	11
Long-term incentive compensation	28	32	56	66
Other Allocated Expenses (b)
Management services	66	69	131	138
Occupancy-related services	8	6	16	13

(a)	The service cost component related to Cox’s qualified and nonqualified pension plans and postretirement benefits is recorded to operating costs and expenses on the Condensed Consolidated Statements of Operations. The non-service cost component, which includes interest cost, expected return on plan assets, prior service cost amortization and actuarial loss amortization, is recorded to miscellaneous income — net on the Condensed Consolidated Statements of Operations.
(b)	Cox receives certain management (e.g., legal, corporate secretarial, tax, cash management, treasury, internal audit, risk management, employee benefit administration and other support services) and occupancy-related (e.g., repairs and maintenance, utilities, insurance and property taxes) services from CEI.

Amounts due from CEI

Cox receives day-to-day cash management services from CEI, with settlements of outstanding balances between Cox and CEI occurring periodically. The amounts due from CEI are due on demand and represent the net balance of the intercompany transactions. The interest rate is based on CEI's internal borrowing rate, generally determined from CEI's rates under the Credit Facility, which ranged from 3.72% to 3.78% during the six months ended June 30, 2026, and 4.42% to 4.43% during the six months ended June 30, 2025. The associated interest income was $43 million and $45 million for three months ended June 30, 2026 and 2025, respectively, and was $84 million and $90 million for the six months ended June 30, 2026 and 2025, respectively.

Other Related Party Transactions

There are various other related party activities between Cox and related parties that individually and in the aggregate, are not material to Cox's Condensed Consolidated Financial Statements.

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